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                                                                       Exhibit 4

                               GUARANTEE AGREEMENT

         GUARANTEE AGREEMENT, dated as of January 13, 2003 (this "Agreement"), among CONMED Corporation, a New York corporation ("CONMED"), Bionix, B.V., a Netherlands corporation ("BV"), Pertti Tormala ("Tormala"), David J. Bershad ("Bershad"), Anthony J. Dimun ("Dimun") and Terence D. Wall ("Wall"). Bershad, Dimun and Wall are hereinafter individually referred to as a "Guarantor" and collectively as the "Guarantors".

         WHEREAS, concurrently with the execution and delivery of this Agreement, CONMED and its wholly owned subsidiary, Arrow Merger Corporation, a Pennsylvania corporation ("Merger Sub"), have executed and delivered an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Bionx Implants, Inc., a Pennsylvania corporation ("Bionx"), which provides, among other things, that Merger Sub will merge with and into the Company pursuant to the merger contemplated by the Merger Agreement (the "Merger");

         WHEREAS, concurrently with the execution and delivery of this Agreement, CONMED and certain stockholders of Bionx have executed and delivered a Voting Agreement, dated as of the date hereof (the "Voting Agreement"), governing the voting of shares of common stock, par value $.0019 per share, of Bionx (the "Company Common Stock") held by such stockholders in connection with the Merger;

         WHEREAS, BV is party to the Amended and Restated Demand Promissory Note, dated July 1, 2000 (the "Demand Note"), with Brown Brothers Harriman & Co. (the "Bank") pursuant to which BV has promised upon demand to pay to the order of the Bank the principal sum of $1,100,000 (the "Liability"), together with interest thereon as provided under the Demand Note;

         WHEREAS, pursuant to the Amended and Restated Security Agreement, dated July 1, 2000, between BV and the Bank, the Demand Note is collateralized by a pledge of 1,072,037 shares of Company Common Stock held by BV for the benefit of Tormala (the "Collateral");

         WHEREAS, Tormala is party to the Amended and Restated Limited Suretyship Agreement, dated July 1, 2000, in favor of the Bank and for the benefit of BV, pursuant to which the Bank may recover from Tormala the full amount of the Liability in the event that any Event of Default (as defined in the Demand Note) shall have occurred and be continuing;

         WHEREAS, the Guarantors are party to the Amended and Restated Limited Suretyship Agreement, dated July 1, 2000, in favor of the Bank and for the benefit of Tormala, pursuant to which the Bank may recover from the Guarantors the full amount of the Liability in the event that any amount due in respect of the Liability is not paid when due; and

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         WHEREAS, to ensure that the none of the Collateral nor any part thereof is transferred, sold or otherwise disposed of by the Bank prior to the Effective Time (as defined in the Merger Agreement), CONMED wishes BV, Tormala and the Guarantors to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1. Payments by BV. BV hereby agrees, for the benefit of CONMED, to timely make all required payments under the Demand Note and not to take, or omit to take, any action that would give rise to an Event of Default (as defined in the Demand Note).

         2. Payments by Tormala and the Guarantors. Tormala and each of the Guarantors hereby agrees, for the benefit of CONMED, (a) to timely make all required payments under the Demand Note to the extent that any such payments are not made by BV and (ii) not to take, or omit to take, any action that would give rise to an Event of Default (as defined in the Demand Note).

         3. Transfer of Company Common Stock. From and after the date hereof and until the date this Agreement shall be terminated in accordance with its terms, BV agrees not to voluntarily transfer, sell, offer, tender, pledge (other than any existing pledge pursuant to the Amended and Restated Shareholders' Agreement, dated as of October 1, 1998, by and among BV and each of the shareholders set forth therein) or otherwise dispose of or encumber any of the Company Common Stock held of record by BV.

         4. Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement and (ii) the Effective Time (as defined in the Merger Agreement).

         5. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         6. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.


                                           CONMED CORPORATION


                                           By:  /s/ Heather L. Cohen
                                              --------------------------------
                                                Name:  Heather L. Cohen
                                                Title:  Assistant Secretary


                                           BIONIX, B.V.


                                           By:  /s/ Gerard S. Carlozzi
                                              --------------------------------
                                                Name:  Gerard S. Carlozzi
                                                Title:  Managing Director


                                                /s/ Pertti Tormala
                                              --------------------------------
                                                Pertti Tormala


                                                /s/ David J. Bershad
                                              --------------------------------
                                                David J. Bershad


                                                /s/ Anthony J. Dimun
                                              --------------------------------
                                                Anthony J. Dimun


                                                /s/ Terence D. Wall
                                              --------------------------------
                                                Terence D. Wall

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